EXHIBIT 99.1

November 20, 2008

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares
Common Stock Dividends

LOUISVILLE, KY - Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.121 per share of Class A Common Stock and $0.11 per share on Class B Common Stock, payable January 16, 2009 to shareholders of record as of December 19, 2008.

Republic Bancorp, Inc. (Republic) currently has 45 banking centers and is the parent company of: Republic Bank & Trust Company with 36 banking centers in 14 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Fort Wright, Frankfort, Georgetown, Independence Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic Bank & Trust Company operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic's Class A Common Stock is listed under the symbol 'RBCAA' on the NASDAQ Global Select Market.